UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 2, 2014

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2014, the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Symantec Corporation (the “Company”) approved the target payouts under the FY15 Executive Annual Incentive Plans (the “Annual Incentive Plans”) for the Company’s named executive officers other than Michael Brown, its Interim President and Chief Executive Officer.

Under the terms of the Annual Incentive Plans, the named executive officers (other than Mr. Brown) will be eligible to receive performance-based incentive bonuses based on the Company’s achievement of targeted non-GAAP operating income and revenue for fiscal year 2015, as detailed below. Mr. Brown shall not participate in the FY15 Executive Annual Incentive Plan.

For the non-GAAP operating income and revenue metrics: (a) at the threshold achievement level of 90% of target, the funding level is 40%; (b) above the threshold achievement level, the funding level increases incrementally, up to a level of 100% at 100% achievement; (c) above the target achievement level, funding increases incrementally, up to a cap of a 200% funding based on achievement of 106.5% of target; and (d) there is zero funding if the achievement is below 90% of target. The non-GAAP operating income and revenue metrics are tested and funded independently of each other and are weighted equally. With respect to the above metrics, the calculations will be made assuming that foreign currency is held constant at plan rates. The measurement period for all metrics is the fiscal year ending on April 3, 2015.

For our named executive officers other than Mr. Brown, the target funding under the Annual Incentive Plans are as follows: for Stephen Gillett, 125% of annual base salary at 100% achievement; for Thomas Seifert, 100% of annual base salary at 100% achievement; for Scott Taylor, 70% of annual base salary at 100% achievement; and for Mark Garfield, 60% of annual base salary at 100% achievement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: June 6, 2014	By:	/S/ SCOTT C. TAYLOR
Scott C. Taylor Executive Vice President, General Counsel and Secretary